Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-296933) of Aethlon Medical, Inc. (the “Company”) of our report dated June 10, 2026, relating to our audits of the Company’s consolidated financial statements as of March 31, 2026 and 2025 and for each of the years in the two-year period ended March 31, 2026, included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2026, which report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

/s/ Haskell & White LLP

HASKELL & WHITE LLP

Irvine, California

June 30, 2026